UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13D/A

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

(Amendment No. 4)*

Under the Securities Exchange Act of 1934

Carmike Cinemas, Inc.
(Name of Issuer)

Common Stock, par value $0.03 per share
(Title of Class of Securities)

143436400
(CUSIP Number)

Beth R. Kramer Chadbourne & Parke LLP 1301 Avenue of the Americas New York, New York 10019-6022 1 (212) 408-5100
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications) June 13, 2016
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box  ☒

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

SCHEDULE 13D/A
CUSIP No. 143436400	Page 2 of 15 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Mittleman Brothers, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
New York, USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
2,338,770

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
2,338,770

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,338,770

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
9.5%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC

* Based upon 24,552,476 shares of common stock outstanding as of April 22, 2016 as disclosed in the Quarterly Report on Form 10-Q filed by the issuer with the Securities and Exchange Commission on May 2, 2016.

CUSIP No. 143436400	Page 3 of 15 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Master Control LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
AF

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware, USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
2,338,770

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
2,338,770

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,338,770

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
9.5%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
HC

* Based upon 24,552,476 shares of common stock outstanding as of April 22, 2016 as disclosed in the Quarterly Report on Form 10-Q filed by the issuer with the Securities and Exchange Commission on May 2, 2016..

CUSIP No. 143436400	Page 4 of 15 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Mittleman Investment Management, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
New York, USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
2,338,770

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
2,338,770

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,338,770

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
9.5%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IA

* Based upon 24,552,476 shares of common stock outstanding as of April 22, 2016 as disclosed in the Quarterly Report on Form 10-Q filed by the issuer with the Securities and Exchange Commission on May 2, 2016..

CUSIP No. 143436400	Page 5 of 15 Pages

1	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Christopher P. Mittleman

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☒

3	SEC USE ONLY

4	SOURCE OF FUNDS (SEE INSTRUCTIONS)
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
New York, USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
2,338,770

	8	SHARED VOTING POWER
0

	9	SOLE DISPOSITIVE POWER
0

	10	SHARED DISPOSITIVE POWER
2,338,770

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,338,770

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
9.5%*

14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

* Based upon 24,552,476 shares of common stock outstanding as of April 22, 2016 as disclosed in the Quarterly Report on Form 10-Q filed by the issuer with the Securities and Exchange Commission on May 2, 2016..

CUSIP NO. 143436400	SCHEDULE 13D/A

This Amendment No. 4 to Schedule 13D (this “Amendment No. 4”) amends and supplements the statement on Schedule 13D (the “Original Schedule 13D”), filed on March 8, 2016, as amended by Amendment No. 1 filed on March 21, 2016, as amended by Amendment No. 2 filed on April 15, 2016, as amended by Amendment No. 3 filed on May 3, 2016, by Mittleman Brothers, LLC (“Mittleman Brothers”), relating to shares of Common Stock of Carmike Cinemas, Inc. (“Carmike” or the “Issuer”).

Except as expressly amended by this Amendment No. 4, the Original Schedule 13D, as amended, is unchanged.

Item 3. Source and Amount of Funds or Other Consideration.

To acquire the Common Stock, the Reporting Persons used funds of $58,580,101.50 managed by MIM in managed investment advisory accounts.

Item 5. Interest in Securities of the Issuer.

(a) The aggregate number and percentage of the class of securities identified pursuant to Item 1 beneficially owned by each Reporting Person is stated in Items 11 and 13 on the cover page(s) hereto.

Each Reporting Person may be deemed to be a member of a group with respect to the Company or securities of the Company for the purposes of Section 13(d) or 13(g) of the Act.  Each Reporting Person declares that neither the filing of this statement nor anything herein shall be construed as an admission that such person is, for the purposes of Section 13(d) or 13(g) of the Act or any other purpose, (i) acting (or has agreed or is agreeing to act) with any other person as a partnership, limited partnership, syndicate, or other group for the purpose of acquiring, holding, or disposing of securities of the Company or otherwise with respect to the Company or any securities of the Company or (ii) a member of any syndicate or group with respect to the Company or any securities of the Company.

Number of shares as to which each Reporting Person has:

(i)	sole power to vote or to direct the vote:

See Item 7 on the cover page(s) hereto.

(ii)	shared power to vote or to direct the vote:

See Item 8 on the cover page(s) hereto.

(iii)	sole power to dispose or to direct the disposition of:

See Item 9 on the cover page(s) hereto.

CUSIP NO. 143436400	SCHEDULE 13D/A

(iv)	shared power to dispose or to direct the disposition of:

See Item 10 on the cover page(s) hereto.

(c)	Transactions in the class of securities reported on that were effected during the past sixty days by the Reporting Persons and, to the Reporting Persons’ knowledge, the Listed Persons are described below. Except as otherwise noted below, all such transactions were purchases of Shares effected in the open market, and the table includes commissions paid in per share prices.

Transaction Date	Effecting Person(s)	Shares Acquired	Shares Disposed	Price Per Share	Description of Transaction
4/14/2016	Mittleman Investment Management LLC	75,000	-	30.00	open market
4/18/2016	Mittleman Investment Management LLC	-	16,600	30.11	open market
4/26/2016	Mittleman Investment Management LLC	-	2,400	30.00	open market
4/27/2016	Mittleman Investment Management LLC	150	-	30.03	open market
4/27/2016	Mittleman Investment Management LLC	150	-	30.03	open market
4/27/2016	Mittleman Investment Management LLC	150	-	29.98	open market
4/27/2016	Mittleman Investment Management LLC	150	-	30.03	open market
4/27/2016	Mittleman Investment Management LLC	150	-	30.03	open market
4/27/2016	Mittleman Investment Management LLC	150	-	30.03	open market
4/27/2016	Mittleman Investment Management LLC	225	-	30.02	open market
4/27/2016	Mittleman Investment Management LLC	150	-	30.03	open market
4/27/2016	Mittleman Investment Management LLC	150	-	30.03	open market
4/27/2016	Mittleman Investment Management LLC	150	-	29.98	open market
4/27/2016	Mittleman Investment Management LLC	150	-	30.03	open market
4/27/2016	Mittleman Investment Management LLC	150	-	30.03	open market
4/27/2016	Mittleman Investment Management LLC	175	-	30.03	open market
4/27/2016	Mittleman Investment Management LLC	500	-	30.00	open market
4/27/2016	Mittleman Investment Management LLC	900	-	29.99	open market
4/27/2016	Mittleman Investment Management LLC	1,200	-	29.99	open market
4/27/2016	Mittleman Investment Management LLC	1,100	-	29.98	open market
4/27/2016	Mittleman Investment Management LLC	2,000	-	29.96	open market
4/27/2016	Mittleman Investment Management LLC	1,600	-	29.99	open market
4/27/2016	Mittleman Investment Management LLC	2,200	-	29.98	open market
4/27/2016	Mittleman Investment Management LLC	25,000	-	29.99	open market
4/28/2016	Mittleman Investment Management LLC	1,810	-	29.91	open market
4/28/2016	Mittleman Investment Management LLC	20	-	30.35	open market
4/28/2016	Mittleman Investment Management LLC	140	-	29.96	open market
4/28/2016	Mittleman Investment Management LLC	125	-	29.97	open market
4/28/2016	Mittleman Investment Management LLC	17	-	30.43	open market
4/28/2016	Mittleman Investment Management LLC	340	-	29.93	open market
4/28/2016	Mittleman Investment Management LLC	1,300	-	29.91	open market
4/28/2016	Mittleman Investment Management LLC	350	-	29.93	open market
4/28/2016	Mittleman Investment Management LLC	15	-	30.50	open market
4/28/2016	Mittleman Investment Management LLC	1,800	-	29.90	open market
4/28/2016	Mittleman Investment Management LLC	525	-	29.92	open market
4/28/2016	Mittleman Investment Management LLC	12	-	30.65	open market
4/28/2016	Mittleman Investment Management LLC	450	-	29.92	open market
4/28/2016	Mittleman Investment Management LLC	380	-	29.92	open market
4/28/2016	Mittleman Investment Management LLC	685	-	29.91	open market
4/28/2016	Mittleman Investment Management LLC	1,100	-	29.95	open market
4/28/2016	Mittleman Investment Management LLC	355	-	29.93	open market
4/28/2016	Mittleman Investment Management LLC	50	-	30.08	open market
4/28/2016	Mittleman Investment Management LLC	6,400	-	29.91	open market
4/28/2016	Mittleman Investment Management LLC	425	-	29.92	open market
4/28/2016	Mittleman Investment Management LLC	800	-	29.91	open market
4/28/2016	Mittleman Investment Management LLC	170	-	29.95	open market
4/28/2016	Mittleman Investment Management LLC	650	-	29.91	open market
4/28/2016	Mittleman Investment Management LLC	275	-	29.93	open market
4/28/2016	Mittleman Investment Management LLC	400	-	29.92	open market
4/28/2016	Mittleman Investment Management LLC	225	-	29.94	open market
4/28/2016	Mittleman Investment Management LLC	4,633	-	29.91	open market

CUSIP NO. 143436400	SCHEDULE 13D/A

Transaction Date	Effecting Person(s)	Shares Acquired	Shares Disposed	Price Per Share	Description of Transaction
4/28/2016	Mittleman Investment Management LLC	245	-	29.94	open market
4/28/2016	Mittleman Investment Management LLC	25	-	30.26	open market
4/28/2016	Mittleman Investment Management LLC	250	-	29.94	open market
4/28/2016	Mittleman Investment Management LLC	840	-	29.91	open market
4/28/2016	Mittleman Investment Management LLC	200	-	29.94	open market
4/28/2016	Mittleman Investment Management LLC	70	-	30.03	open market
4/28/2016	Mittleman Investment Management LLC	750	-	29.91	open market
4/28/2016	Mittleman Investment Management LLC	275	-	29.93	open market
4/28/2016	Mittleman Investment Management LLC	125	-	29.97	open market
4/28/2016	Mittleman Investment Management LLC	2,800	-	29.92	open market
4/28/2016	Mittleman Investment Management LLC	250	-	29.94	open market
4/28/2016	Mittleman Investment Management LLC	2,500	-	29.90	open market
4/28/2016	Mittleman Investment Management LLC	375	-	29.92	open market
4/28/2016	Mittleman Investment Management LLC	35	-	30.16	open market
4/28/2016	Mittleman Investment Management LLC	485	-	29.92	open market
4/28/2016	Mittleman Investment Management LLC	350	-	29.93	open market
4/28/2016	Mittleman Investment Management LLC	250	-	29.94	open market
4/28/2016	Mittleman Investment Management LLC	200	-	29.94	open market
4/28/2016	Mittleman Investment Management LLC	70	-	30.03	open market
4/28/2016	Mittleman Investment Management LLC	100	-	29.99	open market
4/28/2016	Mittleman Investment Management LLC	100	-	29.99	open market
4/28/2016	Mittleman Investment Management LLC	40	-	30.12	open market
4/28/2016	Mittleman Investment Management LLC	75	-	30.02	open market
4/28/2016	Mittleman Investment Management LLC	145	-	29.96	open market
4/28/2016	Mittleman Investment Management LLC	750	-	29.91	open market
4/28/2016	Mittleman Investment Management LLC	115	-	29.98	open market
4/28/2016	Mittleman Investment Management LLC	515	-	29.92	open market
4/28/2016	Mittleman Investment Management LLC	125	-	29.97	open market
4/28/2016	Mittleman Investment Management LLC	250	-	29.94	open market
4/28/2016	Mittleman Investment Management LLC	25	-	30.26	open market
4/28/2016	Mittleman Investment Management LLC	775	-	29.91	open market
4/28/2016	Mittleman Investment Management LLC	175	-	29.95	open market
4/28/2016	Mittleman Investment Management LLC	450	-	29.92	open market
4/28/2016	Mittleman Investment Management LLC	75	-	30.02	open market
4/28/2016	Mittleman Investment Management LLC	300	-	29.93	open market
4/28/2016	Mittleman Investment Management LLC	400	-	29.92	open market
4/28/2016	Mittleman Investment Management LLC	125	-	29.97	open market
4/28/2016	Mittleman Investment Management LLC	55	-	30.06	open market
4/28/2016	Mittleman Investment Management LLC	45	-	30.10	open market
4/28/2016	Mittleman Investment Management LLC	1,650	-	29.91	open market
4/28/2016	Mittleman Investment Management LLC	300	-	29.93	open market
4/28/2016	Mittleman Investment Management LLC	80	-	30.01	open market
4/28/2016	Mittleman Investment Management LLC	300	-	29.93	open market
4/28/2016	Mittleman Investment Management LLC	40	-	30.12	open market
4/28/2016	Mittleman Investment Management LLC	875	-	29.91	open market
4/28/2016	Mittleman Investment Management LLC	115	-	29.98	open market
4/28/2016	Mittleman Investment Management LLC	30	-	30.20	open market
4/28/2016	Mittleman Investment Management LLC	50	-	30.08	open market
4/28/2016	Mittleman Investment Management LLC	200	-	29.94	open market
4/28/2016	Mittleman Investment Management LLC	25	-	30.26	open market
4/28/2016	Mittleman Investment Management LLC	300	-	29.93	open market
4/28/2016	Mittleman Investment Management LLC	450	-	29.92	open market
4/28/2016	Mittleman Investment Management LLC	200	-	29.94	open market
4/28/2016	Mittleman Investment Management LLC	300	-	29.93	open market

CUSIP NO. 143436400	SCHEDULE 13D/A

Transaction Date	Effecting Person(s)	Shares Acquired	Shares Disposed	Price Per Share	Description of Transaction
4/28/2016	Mittleman Investment Management LLC	750	-	29.91	open market
4/28/2016	Mittleman Investment Management LLC	10	-	30.79	open market
4/28/2016	Mittleman Investment Management LLC	10	-	30.79	open market
4/28/2016	Mittleman Investment Management LLC	100	-	29.99	open market
4/28/2016	Mittleman Investment Management LLC	750	-	29.91	open market
4/28/2016	Mittleman Investment Management LLC	15	-	29.90	open market
4/28/2016	Mittleman Investment Management LLC	826	-	29.91	open market
4/28/2016	Mittleman Investment Management LLC	345	-	29.93	open market
4/28/2016	Mittleman Investment Management LLC	900	-	29.91	open market
4/28/2016	Mittleman Investment Management LLC	300	-	29.93	open market
4/28/2016	Mittleman Investment Management LLC	5,800	-	29.91	open market
4/28/2016	Mittleman Investment Management LLC	725	-	29.91	open market
4/28/2016	Mittleman Investment Management LLC	1,370	-	29.91	open market
4/28/2016	Mittleman Investment Management LLC	6,400	-	29.91	open market
4/28/2016	Mittleman Investment Management LLC	12,524	-	29.91	open market
4/28/2016	Mittleman Investment Management LLC	1,800	-	29.90	open market
4/28/2016	Mittleman Investment Management LLC	375	-	29.92	open market
4/28/2016	Mittleman Investment Management LLC	2,300	-	29.95	open market
4/28/2016	Mittleman Investment Management LLC	3,700	-	29.90	open market
4/28/2016	Mittleman Investment Management LLC	18,000	-	29.90	open market
4/28/2016	Mittleman Investment Management LLC	500	-	29.90	open market
4/28/2016	Mittleman Investment Management LLC	800	-	29.91	open market
4/28/2016	Mittleman Investment Management LLC	200	-	29.90	open market
4/28/2016	Mittleman Investment Management LLC	250	-	29.91	open market
4/28/2016	Mittleman Investment Management LLC	50,000	-	29.91	open market
4/29/2016	Mittleman Investment Management LLC	150	-	29.95	open market
4/29/2016	Mittleman Investment Management LLC	175	-	29.94	open market
4/29/2016	Mittleman Investment Management LLC	150	-	29.89	open market
4/29/2016	Mittleman Investment Management LLC	150	-	29.95	open market
4/29/2016	Mittleman Investment Management LLC	175	-	29.94	open market
4/29/2016	Mittleman Investment Management LLC	150	-	29.95	open market
4/29/2016	Mittleman Investment Management LLC	250	-	29.93	open market
4/29/2016	Mittleman Investment Management LLC	150	-	29.95	open market
4/29/2016	Mittleman Investment Management LLC	150	-	29.95	open market
4/29/2016	Mittleman Investment Management LLC	150	-	29.89	open market
4/29/2016	Mittleman Investment Management LLC	325	-	29.92	open market
4/29/2016	Mittleman Investment Management LLC	150	-	29.95	open market
4/29/2016	Mittleman Investment Management LLC	150	-	29.95	open market
4/29/2016	Mittleman Investment Management LLC	200	-	29.93	open market
4/29/2016	Mittleman Investment Management LLC	1,025	-	29.90	open market
4/29/2016	Mittleman Investment Management LLC	300	-	29.92	open market
4/29/2016	Mittleman Investment Management LLC	4,600	-	29.99	open market
4/29/2016	Mittleman Investment Management LLC	577	-	30.01	open market
5/2/2016	Mittleman Investment Management LLC	1,100	-	29.98	open market
5/2/2016	Mittleman Investment Management LLC	1,850	-	29.97	open market
5/2/2016	Mittleman Investment Management LLC	900	-	29.98	open market
5/2/2016	Mittleman Investment Management LLC	900	-	29.98	open market
5/2/2016	Mittleman Investment Management LLC	800	-	29.99	open market
5/2/2016	Mittleman Investment Management LLC	700	-	29.99	open market
5/2/2016	Mittleman Investment Management LLC	700	-	29.99	open market
5/2/2016	Mittleman Investment Management LLC	1,200	-	29.98	open market
5/2/2016	Mittleman Investment Management LLC	1,000	-	29.98	open market
5/2/2016	Mittleman Investment Management LLC	1,500	-	29.97	open market
5/2/2016	Mittleman Investment Management LLC	900	-	29.98	open market

CUSIP NO. 143436400	SCHEDULE 13D/A

Transaction Date	Effecting Person(s)	Shares Acquired	Shares Disposed	Price Per Share	Description of Transaction
5/2/2016	Mittleman Investment Management LLC	700	-	29.99	open market
5/2/2016	Mittleman Investment Management LLC	750	-	29.99	open market
5/2/2016	Mittleman Investment Management LLC	1,100	-	29.98	open market
5/2/2016	Mittleman Investment Management LLC	3,800	-	29.97	open market
5/2/2016	Mittleman Investment Management LLC	800	-	29.99	open market
5/2/2016	Mittleman Investment Management LLC	1,200	-	29.98	open market
5/2/2016	Mittleman Investment Management LLC	759	-	29.99	open market
5/2/2016	Mittleman Investment Management LLC	1,100	-	29.98	open market
5/2/2016	Mittleman Investment Management LLC	1,350	-	29.98	open market
5/2/2016	Mittleman Investment Management LLC	700	-	29.99	open market
5/2/2016	Mittleman Investment Management LLC	5,650	-	29.96	open market
5/2/2016	Mittleman Investment Management LLC	1,100	-	29.98	open market
5/2/2016	Mittleman Investment Management LLC	700	-	29.99	open market
5/2/2016	Mittleman Investment Management LLC	700	-	29.99	open market
5/2/2016	Mittleman Investment Management LLC	1,400	-	29.98	open market
5/2/2016	Mittleman Investment Management LLC	1,400	-	29.98	open market
5/2/2016	Mittleman Investment Management LLC	1,650	-	29.97	open market
5/2/2016	Mittleman Investment Management LLC	1,000	-	29.98	open market
5/2/2016	Mittleman Investment Management LLC	336	-	30.02	open market
5/2/2016	Mittleman Investment Management LLC	1,100	-	29.98	open market
5/2/2016	Mittleman Investment Management LLC	3,300	-	29.97	open market
5/2/2016	Mittleman Investment Management LLC	1,650	-	29.97	open market
5/2/2016	Mittleman Investment Management LLC	1,100	-	29.98	open market
5/2/2016	Mittleman Investment Management LLC	1,100	-	29.98	open market
5/2/2016	Mittleman Investment Management LLC	850	-	29.98	open market
5/2/2016	Mittleman Investment Management LLC	700	-	29.99	open market
5/2/2016	Mittleman Investment Management LLC	1,100	-	29.98	open market
5/2/2016	Mittleman Investment Management LLC	1,900	-	29.97	open market
5/2/2016	Mittleman Investment Management LLC	2,650	-	29.97	open market
5/2/2016	Mittleman Investment Management LLC	900	-	29.98	open market
5/2/2016	Mittleman Investment Management LLC	1,600	-	29.97	open market
5/2/2016	Mittleman Investment Management LLC	700	-	29.99	open market
5/2/2016	Mittleman Investment Management LLC	750	-	29.99	open market
5/2/2016	Mittleman Investment Management LLC	1,300	-	29.98	open market
5/2/2016	Mittleman Investment Management LLC	800	-	29.99	open market
5/2/2016	Mittleman Investment Management LLC	900	-	29.98	open market
5/2/2016	Mittleman Investment Management LLC	1,600	-	29.97	open market
5/2/2016	Mittleman Investment Management LLC	2,200	-	29.97	open market
5/2/2016	Mittleman Investment Management LLC	2,100	-	29.97	open market
5/2/2016	Mittleman Investment Management LLC	1,500	-	29.97	open market
5/2/2016	Mittleman Investment Management LLC	2,500	-	29.97	open market
5/2/2016	Mittleman Investment Management LLC	1,355	-	29.98	open market
5/2/2016	Mittleman Investment Management LLC	750	-	29.99	open market
5/2/2016	Mittleman Investment Management LLC	900	-	29.98	open market
5/2/2016	Mittleman Investment Management LLC	900	-	29.98	open market
5/2/2016	Mittleman Investment Management LLC	1,500	-	29.97	open market
5/2/2016	Mittleman Investment Management LLC	1,400	-	29.98	open market
5/2/2016	Mittleman Investment Management LLC	2,100	-	29.97	open market
5/2/2016	Mittleman Investment Management LLC	1,100	-	29.98	open market
5/2/2016	Mittleman Investment Management LLC	2,000	-	29.97	open market
5/2/2016	Mittleman Investment Management LLC	850	-	29.98	open market
5/2/2016	Mittleman Investment Management LLC	1,900	-	29.97	open market
5/2/2016	Mittleman Investment Management LLC	800	-	29.99	open market
5/2/2016	Mittleman Investment Management LLC	900	-	29.98	open market

CUSIP NO. 143436400	SCHEDULE 13D/A

Transaction Date	Effecting Person(s)	Shares Acquired	Shares Disposed	Price Per Share	Description of Transaction
5/2/2016	Mittleman Investment Management LLC	6,700	-	29.96	open market
5/2/2016	Mittleman Investment Management LLC	1,900	-	29.97	open market
5/2/2016	Mittleman Investment Management LLC	4,000	-	29.97	open market
5/2/2016	Mittleman Investment Management LLC	900	-	29.98	open market
5/11/2016	Mittleman Investment Management LLC	250	-	29.92	open market
5/13/2016	Mittleman Investment Management LLC	200	-	29.94	open market
5/13/2016	Mittleman Investment Management LLC	100	-	29.99	open market
5/18/2016	Mittleman Investment Management LLC	-	1,500	29.77	open market
5/19/2016	Mittleman Investment Management LLC	-	100	29.67	open market
5/25/2016	Mittleman Investment Management LLC	-	100	29.93	open market
5/25/2016	Mittleman Investment Management LLC	-	24	29.93	open market
5/25/2016	Mittleman Investment Management LLC	-	76	29.93	open market
5/26/2016	Mittleman Investment Management LLC	-	900	29.83	open market
5/27/2016	Mittleman Investment Management LLC	-	265	29.86	open market
6/1/2016	Mittleman Investment Management LLC	440	-	29.92	open market
6/2/2016	Mittleman Investment Management LLC	-	150	29.88	open market
6/2/2016	Mittleman Investment Management LLC	-	35	29.68	open market
6/6/2016	Mittleman Investment Management LLC	-	400	29.90	open market
6/7/2016	Mittleman Investment Management LLC	-	100	29.92	open market
6/7/2016	Mittleman Investment Management LLC	-	100	29.92	open market
6/7/2016	Mittleman Investment Management LLC	-	100	29.92	open market
6/7/2016	Mittleman Investment Management LLC	-	21	29.92	open market
6/7/2016	Mittleman Investment Management LLC	-	21	29.92	open market
6/7/2016	Mittleman Investment Management LLC	-	100	29.92	open market
6/7/2016	Mittleman Investment Management LLC	-	21	29.92	open market
6/7/2016	Mittleman Investment Management LLC	-	37	29.92	open market
6/7/2016	Mittleman Investment Management LLC	-	200	29.92	open market
6/7/2016	Mittleman Investment Management LLC	-	100	29.92	open market
6/7/2016	Mittleman Investment Management LLC	-	100	29.92	open market
6/7/2016	Mittleman Investment Management LLC	-	65	29.92	open market
6/8/2016	Mittleman Investment Management LLC	-	1,100	29.89	open market
6/8/2016	Mittleman Investment Management LLC	-	250	29.89	open market
6/8/2016	Mittleman Investment Management LLC	-	660	29.89	open market
6/8/2016	Mittleman Investment Management LLC	-	325	29.87	open market
6/8/2016	Mittleman Investment Management LLC	-	315	29.87	open market
6/8/2016	Mittleman Investment Management LLC	-	60	29.75	open market

(1)	Includes brokerage commissions in per share prices with respect to open market purchases.

(d)	Other persons are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities covered by this statement. No such person is known to have such right or power with respect to more than five percent of the shares of Common Stock.

(e)	Not applicable.

The information, if any, called for by Items 2-6, inclusive, of Schedule 13D/A with respect to any person enumerated in Instruction C of Schedule 13D/A and required to be included in this statement is included in Exhibit 99.1 hereto or otherwise herein.  The information contained in Exhibit 99.1 hereto and each other Item herein is incorporated by reference in answer or partial answer to this Item.

Item 7. Material to be Filed as Exhibits.

Exhibit A.	Statement from Mittleman Brothers, LLC regarding the acquisition of Carmike Cinemas, Inc..

CUSIP NO. 143436400	SCHEDULE 13D/A

SIGNATURE

After reasonable inquiry and to the best of their knowledge and belief, the undersigned hereby certify that the information set forth in this statement is true, complete and correct.

Dated: June 13, 2016

MITTLEMAN BROTHERS, LLC By: /s/ Christopher P. Mittleman Name: Christopher P. Mittleman Title: Managing Member

MASTER CONTROL LLC By: /s/ Philip C. Mittleman Name: Philip C. Mittleman Title: Managing Partner

MITTLEMAN INVESTMENT MANAGEMENT, LLC By: /s/ Jessica Clingo Name: Jessica Clingo Title: Interim Chief Compliance Officer

CHRISTOPHER P. MITTLEMAN By: /s/ Christopher P. Mittleman Name: Christopher P. Mittleman Title: Managing Partner and Chief Investment Officer